Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We have issued our reports dated August 22, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Telenav, Inc. on Form 10-K for the year ended June 30, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Telenav, Inc. on Form S-8 (File No. 333-227290, File No. 333‑220157, File No. 333-213243, File No. 333-206546, File No. 333-198317, File No. 333-195815, File No. 333-190901, File No. 333-184638, File No. 333-183787, File No. 333-176773, and File No. 333‑166780).
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/s/ GRANT THORNTON LLP
San Francisco, California
August 22, 2019